State of Delaware Secretary of State Division of Corporations Delivered 12:29PM 04/05/2019 FILED 12:29PM 04/05/2019 SR 20192592994 – File Number 7360892

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is Income eREIT Interval Fund, LLC.

2. The Registered Office of the limited liability company in the State of Delaware is located at 300 Delaware Ave Suite 210-A (street), in the City of Wilmington, Zip Code 19801. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is United States Corporation Agents, Inc.

By:	/s/ Brandon Jenkins
Authorized Person

Name:	Brandon Jenkins
Print or Type